AMENDMENT TO ASSET PURCHASE AGREEMENT dated as of March 16, 2006 (the "Amendment") among AusAm Biotechnologies, Inc., a Delaware corporation (“Seller”), Keryx Biopharmaceuticals, Inc., a Delaware corporation, (“Parent”), Accumin Diagnostics, Inc., a Delaware corporation (“Purchaser”) and assented to by Trident Growth Fund, L.P. (“Trident”), Northshore Asset Management, LLC ("NSAM") and Dr. Wayne Comper (“Comper”).

W I T N E S S E T H:

WHEREAS, Seller has filed a voluntary petition (the “Bankruptcy Petition”) for relief under Chapter 11 of the United States Code, 11 U.S.C. Sections 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Court”); and

WHEREAS, on or about February 6, 2006, Seller, on the one hand, and Parent, and Purchaser, on the other hand, entered into an Asset Purchase Agreement (the "Original Agreement"), under which Seller agreed to sell to Purchaser, and Purchaser agreed to purchase from Seller, the Assets as defined in and subject to the terms and conditions of the Original Agreement, which Original Agreement was assented to by Trident, NSAM and Comper; and

WHEREAS, subsequent to the filing of the Bankruptcy Petition, Seller filed a motion with the Court to approve the sale of the Assets to Purchaser or a party that submits the highest and best bid for the Assets subject to the terms and conditions contained in the original Agreement; and

WHEREAS, pursuant to an order of the Court, the deadline for submission of higher and better bids for the Assets has passed; and

WHEREAS, the Seller and Purchaser have agreed to make certain non-material modifications to the Original Agreement that do not alter the consideration being paid for, or substantial terms or conditions of, the Original Agreement; and

WHEREAS, the Seller and Purchaser intend to execute this Amendment to memorialize the non-material modifications to the Original Agreement that have been agreed to by and between them and that have been assented to by Trident, NSAM and Comper; and

WHEREAS, the Seller and Purchaser intend to have the changes agreeed to herein approved by the Court at the hearing to approve the sale of the Assets to Purchaser under the Original Agreement, as modified hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Defined Terms. All defined terms used herein shall have the meanings ascribed to them in the Original Agreement unless defined in this Amendment.

2. Closing Date. Section 2.2 of the Original Agreement shall be changed to provide that the "Closing" shall occur on or before April 5, 2006. The remaining terms of Section 2.2 shall remain unchanged.

3. Registration Statement. Section 2.5 of the Original Agreement shall be changed to provide that the "Registration Statement" shall be filed with the Securities and Exchange Commission on the "Closing Date".

4. Counterparts. This Amendment may be executed in counterparts. Furthermore, execution copies of this Amendment may be transmitted by facsimile which, for purposes of this Amendment, shall be treated as originals.

5. The Institute for Bioanalytics Agreement. Schedule 1.1(b) of the Agreement shall be revised to delete the Seller's supply agreement with The Institute for Bioanalytics, LLC dated February 17, 2004.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the year and date first above written.

AUSAM BIOTECHNOLOGIES, INC.

By
Name:
Title:

KERYX BIOPHARMACEUTICALS, INC.

By
Name:
Title:

ACCUMIN DIAGNOSTICS, INC.

By
Name:
Title:

Assented to by:

TRIDENT GROWTH FUND, L.P.

By	/s/ Larry St. Martin
Name: Larry St. Martin
Title: Senior Director

NORTHSHORE ASSET MANAGEMENT, LLC

By	/s/ Arthur Steinberg
Name: Arthur Steinberg
Title: Receiver

Name: Dr. Wayne Comper